As filed with the Securities and Exchange Commission on February 22, 2007

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

MYRIAD GENETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0494517
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address, Including Zip Code, of Principal Executive Offices)

MYRIAD GENETICS, INC. 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

MYRIAD GENETICS, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full Titles of the Plans)

PETER D. MELDRUM

PRESIDENT AND CHIEF EXECUTIVE OFFICER

MYRIAD GENETICS, INC.

320 Wakara Way

Salt Lake City, Utah 84108

(801) 584-3600

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Stock, $.01 par value (3)	502,266 997,734 400,000	$ $ $	34.43 34.40 34.40	$ $ $	17,293,018 34,322,050 13,760,000	$ $ $	530.90 1,053.69 422.43
	1,900,000						$2,007.01

(1)	The number of shares of common stock, par value $.01 per share (“Common Stock”), stated above consists of the aggregate number of additional shares not previously registered which may be sold (i) upon the exercise of options which have been granted under the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended (the “Option Plan”); (ii) upon the exercise of options which may hereafter be granted under the Option Plan; and (iii) under the Myriad Genetics, Inc. Employee Stock Purchase Plan, as amended (the “Purchase Plan” and together with the Option Plan, the “Plans”). The maximum number of shares which may be sold under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the weighted average price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and for shares to be issued under the Purchase Plan, for which the price of such shares is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the NASDAQ Global Select Market as of a date (February 21, 2007) within five business days prior to filing this Registration Statement.
(3)	Attached to each share of Common Stock is a right to purchase our Series A Junior Participating Preferred Stock, $.01 par value per share, which rights are not presently exercisable.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans.

Option Plan

This Registration Statement on Form S-8 hereby registers 1,500,000 additional shares of Common Stock for issuance under the Option Plan. Up to 3,900,000 shares of Common Stock to be issued under the Option Plan were previously registered on May 12, 2004 (File No. 333-115409) (1,300,000 shares registered), November 12, 2004 (File No. 333-120398) (1,400,000 shares registered) and February 8, 2006 (File No. 333-131653) (1,200,000 shares registered). In addition, up to 5,611,646 shares of Common Stock to be issued under the Option Plan were previously registered for the Company’s 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan (the “2002 Plan”). Registration Statements on Form S-8 (File No. 333-04700, 333-23255, 333-40961, 333-93363 and 333-72978), registering an aggregate of 8,000,000 shares of Common Stock under the 2002 Plan were filed with the Commission on May 3, 1996, March 13, 1997, November 25, 1997, December 22, 1999 and November 8, 2001, respectively.

Purchase Plan

This Registration Statement on Form S-8 hereby registers 400,000 additional shares of Common Stock for issuance under the Purchase Plan. An aggregate of up to 600,000 shares of Common Stock under the Purchase Plan were previously registered on November 13, 1995 (File No. 33-99204) (200,000 shares registered, adjusted to 400,000 shares pursuant to Rule 416 under the Securities Act upon the Registrant’s 2:1 stock split effected on September 11, 2000) and November 12, 2004 (File No. 333-120398) (200,000 shares registered).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (File No. 0-26642);

(b) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 16, 2006 that are deemed “filed” with the SEC under the Securities Exchange Act, as amended (the “Exchange Act”) (File No. 0-26642);

(c) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006 (File No. 0-26642);

(d) The Registrant’s Current Reports on Form 8-K filed with the Commission on August 22, 2006 (Items 8.01 and portions of Item 9.01), September 14, 2006 (Items 4.01 and 9.01), November 20, 2006 (Items 5.02 and 9.01), January 8, 2007 (Items 8.01 and 9.01), February 6, 2007 (on Form 8-K/A) (Items 8.01 and 9.01) and February 9, 2007 (Items 8.01 and 9.01) (File No. 0-26642);

(e) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-26642) filed under Exchange Act, filed with the Commission on August 17, 1995, including any amendment or report filed for the purpose of updating such description; and

(f) The description of the Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-26642) filed on July 18, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm, their families and trusts for their benefit own an aggregate of approximately 2,000 shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Our Restated Certificate of Incorporation, as amended, and our Restated By-Laws provide for indemnification of our directors and officers to the fullest extent permitted by law. The Restated Certificate of Incorporation, as amended, and the Restated By-Laws also permit the Board of Directors to authorize the us to purchase and maintain insurance against any liability asserted against any of our directors, officers, employees or agents of arising out of their capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, or controlling persons pursuant to our Restated Certificate of Incorporation, as amended, our Restated By-laws and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

As permitted by the Delaware General Corporation Law, our Restated Certificate of Incorporation, as amended, provided that our directors shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(4.1)	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(4.2)	Restated Certificate of Incorporation (filed as Exhibit 3.1(a) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.3)	Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.4)	Certificate of Designations (filed as Exhibit 3.1(c) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.5)	Restated By-Laws (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-95970), and incorporated herein by reference).

(4.6)	Rights Agreement, dated as of July 17, 2001, between the Registrant and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on July 18, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.7)	Agreement of Substitution and Amendment of Common Shares Rights Agreement by and between the Registrant and American Stock Transfer and Trust Company dated August 16, 2002 (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of KPMG LLP.

(24.1)	Powers of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Myriad Genetics. Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended (filed as Exhibit 99.1 to the Registrant’s Form 8-K filed on November 20, 2006 (File No. 0-26642), and incorporated herein by reference).

(99.2)	Myriad Genetics, Inc. Employee Stock Purchase Plan, as amended (filed as Exhibit 99.2 to the Registrant’s Form 8-K filed on November 20, 2006 (File No. 0-26642), and incorporated herein by reference).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on February 21, 2007.

MYRIAD GENETICS, INC.

By	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Office

Each person whose signature appears below constitutes and appoints Peter D. Meldrum and Jay M. Moyes, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Myriad Genetics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Peter D. Meldrum	President and Chief Executive	February 21, 2007
	Peter D. Meldrum	Officer and Director (principal executive officer)

By:	/s/ Jay M. Moyes	Chief Financial Officer	February 21, 2007
	Jay M. Moyes	(principal financial and accounting officer)

By:	/s/ John T. Henderson	Chairman of the Board	February 21, 2007
John T. Henderson, M.D

By:	/s/ Walter Gilbert	Vice Chairman of the Board	February 21, 2007
Walter Gilbert, Ph.D.

By:	/s/ Robert S. Attiyeh	Director	February 21, 2007
Robert S. Attiyeh

By:		Director
Arthur H. Hayes, Jr., M.D.

By:	/s/ Dennis H. Langer	Director	February 21, 2007
Dennis H. Langer, M.D., J.D.

By:	/s/ Mark H. Skolnick	Chief Scientific Officer and	February 21, 2007
	Mark H. Skolnick, Ph.D.	Director

By:	/s/ Linda S. Wilson	Director	February 21, 2007
Linda S. Wilson, Ph.D.

MYRIAD GENETICS, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description
(4.1)	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(4.2)	Restated Certificate of Incorporation (filed as Exhibit 3.1(a) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.3)	Certificate of Amendment of Restated Certificate of incorporation (filed as Exhibit 3.1(b) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.4)	Certificate of Designations (filed as Exhibit 3.1(c) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by Reference).

(4.5)	Restated By-Laws (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-95970), and incorporated herein by reference).

(4.6)	Rights Agreement, dated as of July 17, 2001, between the Registrant and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on July 18, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.7)	Agreement of Substitution and Amendment of Common Shares Rights Agreement by and between the Registrant and American Stock Transfer and Trust Company dated August 16, 2002 (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of KPMG LLP.

(24.1)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

(99.1)	Myriad Genetics. Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended (filed as Exhibit 99.1 to the Registrant’s Form 8-K filed on November 20, 2006 (File No. 0-26642), and incorporated herein by reference).

(99.2)	Myriad Genetics, Inc. Employee Stock Purchase Plan, as amended (filed as Exhibit 99.2 to the Registrant’s Form 8-K filed on November 20, 2006 (File No. 0-26642), and incorporated herein by reference).